Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into effective as of February 12, 2024, by and among Irwin D. Simon (the “Consultant”), Ozark Holdings, LLC, a Delaware limited liability company (“Parent”), and Whole Earth Brands, Inc., a Delaware corporation (the “Company” and collectively with Parent and the Consultant, the “Parties” and each, a “Party”).

WHEREAS, in connection with the closing of the transactions contemplated by that certain Agreement of Merger, dated February 12, 2024, by and among the Parent, the Company, and Sweet Oak Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (the “Merger Agreement”), the Parties hereto desire that Consultant provide the Consulting Services (as defined below) to the Company on the terms and conditions set forth herein.

WHEREAS, the Consultant has agreed to advise on transition services and other matters to facilitate the orderly transition of the Company business to be acquired by Parent pursuant to the Merger Agreement (the “Consulting Services”).

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree hereto as follows:

1.             CONSULTING SERVICES

1.1             Consulting Services. The Company hereby appoints and retains the Consultant, on a non-exclusive basis, during the Initial Term (as defined below) to provide the Consulting Services from time to time as mutually agreed by the Company and the Consultant, and the Consultant agrees to provide the Consulting Services in a professional manner. The Consultant shall be reasonably available for phone or e-mail consultations as reasonably requested by the Company and as agreed to by Consultant from time to time. In providing the Consulting Services, the Consultant will have a consulting role only, shall not perform any management functions and is subject to Section 4.1 below.

1.2             Remuneration. In exchange for the Consulting Services, Consultant shall be entitled to receive a consulting fee equal to One Million Four Hundred Thousand Dollars ($1,400,000), which amount shall be paid on the Closing Date (as defined in the Merger Agreement). Consultant acknowledges and agrees that the Company will not make deductions from any amounts payable to Consultant for taxes.

1.3             No Benefits; Taxes. Consultant will not be eligible for any employee benefits, (nor does Consultant desire any of them) and expressly waives any entitlement to such benefits. All payroll and employment taxes, any other taxes or required payments, insurance, and benefits shall be the sole responsibility of Consultant. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all taxes, including without limitation all federal and state income tax, social security taxes and unemployment, disability insurance and workers’ compensation applicable to Consultant.

2.             CONFIDENTIAL INFORMATION

2.1             Confidentiality Obligation. The Consultant recognizes and agrees that any proprietary information is the sole and exclusive property of the Company and may only be used for the purpose of providing the Consulting Services hereunder for the benefit of the Company and that such Proprietary Information will be kept confidential by the Consultant; provided, however, that any such Proprietary Information may be disclosed (a) if specifically consented to in writing by the Company; or (b) if required by applicable law or by an order of a court of competent jurisdiction.

3.             TERM

3.1             Term. This Agreement shall continue for a term ending on the six-month anniversary of the Closing Date (the “Initial Term”). After the Initial Term, the Agreement will terminate unless renewal of the Agreement is agreed to in writing by the Parties.

3.2             Effect of Termination. Any termination of this Agreement, either pursuant to this Section or otherwise, will not affect the obligations under Section 2, which will survive such termination. Upon termination of this Agreement, the Consultant shall have no claim against the Company for damages or otherwise by reason of such termination. In the event of termination of this Agreement, the Consultant shall, prior to the effective date of the termination, deliver to the Company all books, records, or other information in its possession pertaining to the Company’s business.

4.             GENERAL PROVISIONS

4.1             Relationship of Parties; Independent Contractor; No Partnership or Agency. The relationship between the Company and the Consultant is that of independent contractor and nothing herein contained shall be interpreted so as to create a partnership or agency relationship between the Parties. Company does not and shall not control or direct the manner or means by which Consultant performs the Consulting Services according to this Agreement, including but not limited to, the time and place Consultant performs such Consulting Services. Nothing in this Agreement shall constitute an offer of employment. Consultant shall have no authority to act on behalf of the Company. Consultant will determine in good faith at any time during the Term whether performance of the Consulting Services will result in a conflict or potential conflict of interest with any organization or corporation where Consultant serves as an executive or director. Any failure to perform the Consulting Services due to a conflict or potential conflict of interest under this Section 4.1 shall not be considered a breach of this Agreement.

4.2             Assignment. No Party may assign any rights or delegate any obligations hereunder without the prior written consent of the other Parties.

4.3             Entire Agreement. This Agreement (including any amendments hereto) contains the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings, and agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof.

4.4             Governing Law; Severability; Venue. This Agreement and the legal relations between the Parties will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in such State and without regard to conflicts of law doctrines unless certain matters are pre-empted by federal law. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed, and the remainder of this Agreement shall continue in full force and effect. Any dispute with respect to or in connection with this Agreement may only be litigated in a federal or state court located in Wilmington, Delaware and each of the Parties hereby agrees to the jurisdiction of any such court.

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IN WITNESS WHEREOF, this Consulting Agreement has been executed by the parties hereto effective as of the date first above written.

CONSULTANT

/s/ Irwin D. Simon
Irwin D. Simon

COMPANY

WHOLE EARTH BRANDS, INC.

By:	/s/ Jeff Robinson

Name:	Jeff Robinson
Title:	Co-Chief Executive Officer

PARENT

OZARK HOLDINGS LLC

By: Mariposa Capital, LLC, its sole manager

By:	/s/ Desiree DeStefano

Name:	Desiree DeStefano
Title:	Chief Financial Officer